Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-231143, 333-249319 and 333-290016), Form S-3 (Nos. 333-244367, 333-252587 and 333-276746) and Form S-8 (Nos. 333-219158, 333-224785, 333-230592, 333-237480, 333-254659, 333-258717, 333-279049 and 333-276748) of our report dated March 26, 2026, with respect to the financial statements of Rein Therapeutics, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

March 26, 2026